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Exhibit 10.4

Change of Control Agreement
between Maureen M. Bufalino,
the Registrant and Sun Bank,
dated May 31, 2001

THIS AGREEMENT is made as of this 31st day of May, 2001 between SUN BANCORP, INC., A Pennsylvania Corporation and a bank holding company with offices at 2-16 South Market Street, Selinsgrove, Pennsylvania 17870 (the "Corporation"). Sun Bank, a Pennsylvania Chartered banking institution and wholly owned subsidiary of the Corporation (the "Bank") and Maureen Moran Bufalino, an adult individual who resides at 41 White Tail Drive Dallas, PA 18612 (the "Executive").

        WHEREAS, the Employer employs the Executive as President—Guaranty Bank, SVP—SunBank, SVP—Sun Bancorp, Inc.

        WHEREAS, the purpose of this Agreement is to define these severance benefits and to specify the conditions under which they are to be paid. This Agreement is not intended to affect and does not effect the terms of Executive's employment as employment "at will" in the absence of a Change of Control of the Bank and/or the Corporation. Accordingly, although this Agreement will take effect upon execution as a binding legal obligation of the Bank and the Corporation, it will become operative only upon a Change of Control of the Bank and/or the Corporation as that concept is defined below.

        NOW, THEREFORE, IN CONSIDERATION OF THE Executive's service to the Corporation and the Bank and of the mutual covenants, undertakings and agreements set forth herein and intending to be legally bound hereby, the parties agree as follows:

        1.    UNDERTAKINGS OF THE BANK AND CORPORATION.    The Bank and Corporation shall provide to Executive the severance benefits specified in Section 5 below in the event that within twelve (12) months following a Change of Control of the Bank and/or Corporation (as defined herein) and any of the following occurs:

  (a)
  Executive is discharged by the Bank and/or the Corporation, or a successor thereto, other than for Cause pursuant to Section 3 below; or

  (b)
  Executive resigns from the Bank and Corporation, or a successor thereto, for Good Reason pursuant to Section 4 below.

        2.    DEFINITION OF CHANGE OF CONTROL.    For purposes of this Agreement, the term "Change of Control" shall mean a change of control (other than one occurring by reason of an acquisition of the Bank and/or Corporation by Executive) of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A or any successor rule or regulation promulgated under the Securities Exchange Act of 1934, as amended (the "1934 Act"); provided that, without limiting the foregoing, a Change of Control shall be deemed to have occurred if (a) any "person" or group of "persons", as such term is defined or used in Sections 3, 13(d) and 14(d) pf the 1934 Act (hereinafter referred to as Person), other than the Bank, the Corporation, the Executive or any Person who on the date hereof is a Director of Officer of the Bank and/or the Corporation, is or becomes the "beneficial owner" (as defined in Rule 13d-3 and Rule 13d-5, or any successor rule or regulation, promulgated under the 1934 Act), directly or indirectly, or securities of the Corporation which represent forty percent (40%) or more of the combined voting power of the Corporation's then outstanding securities, or (b) during any period of two consecutive years during the term of this Agreement, individuals who at the beginning of such period constitute the Boards of Directors of the Bank or the Corporation cease for any reason to constitute at least a majority thereof, unless the election of each Director who was not a Director at the beginning of such period has been approved in advance by Directors representing not less than two-thirds of the Directors then in office who were Directors at the beginning of the period, or (c) the Bank and/or the corporation shall be merged or consolidated or substantially all of its or their assets shall be purchased by another Person and, as a result of such merger, consolidation or sale of assets, less than a majority of the outstanding voting stock of the surviving, resulting or purchasing Person is owned, immediately after the transaction, by the holders of the voting stock of the Corporation before the transaction.

        3.    DEFINITION OF CAUSE.    Nothing in this Agreement shall change Executive's status as an "at will" employee. The Bank and the Corporation, or a successor thereto, may terminate Executive's employment for Cause without breach of this Agreement any time upon: (a) the intentional willful failure by Executive to substantially perform his duties after notice is delivered by Bank or Corporation, or a successor thereto, to Executive (in accordance with Section 8 of this Agreement) identifying such failure of performance in detail and an opportunity to cure within 30 days of receipt of such written notice; (b) the intentional engagement by Executive in misconduct injurious to Bank or Corporation, or a successor thereto (monetarily or otherwise); (c) the dishonesty or gross negligence of the Executive in the performance of his duties; (d) the breach of the Executive's fiduciary duties involving personal profit, a violation or violations of a banking regulation, or the issuance of a cease and desist order; or (e) the commission of any act constituting moral turpitude or other conduct on the part of the Executive which publicly discredits the Bank or Corporation, or a successor thereto. If Executive is terminated or discharged for Cause as defined herein, he is not entitled to any payments under this Agreement.

        4.    DEFINITION OF RESIGNATION FOR GOOD REASON.    Executive may terminate his employment with the Bank and the Corporation, or a successor thereto, following a Change of Control and such termination will constitute and be deemed a Resignation for Good Reason for purposes of this Agreement if the Bank and /or Corporation, or a successor thereto within twelve (12) months following a Change of Control; (a) assigns to the Executive, without the Executive's express written consent, any duties inconsistent with the Executive's position, duties, responsibilities and status with the Bank immediately prior to a Change of Control; (b) changes in the Executive's reporting responsibilities, titles or offices as in effect immediately prior to a Change of Control, or removes the Executive from or fails to re-elect Executive to any such positions, titles or offices, except in connection with the termination of Executive's employment of Cause, disability or retirement, as a result of Executive's death, or by Executive other than for good Reason; (c) reduces the Executive's annual salary paid to him on the date of the Change of control or as the same may be increased from time to time thereafter; or (d) fails to continue in effect any benefit or compensation plan, stock ownership plan, stock purchase plan, stock option plan, life insurance plan, health and accident plan, disability plan, or any other benefit plan which the Executive is participating at the time of a Change of Control, or the Bank and/or corporation, or a successor thereto, takes any action which would adversely materially affect the Executive's participation in or materially reduces the Executive's benefits under any of such plan, or the Bank and/or the Corporation, or a successor thereto, deprive Executive of any material fringe benefit enjoyed by Executive at the time of a Change of control.

        Any purported resignation for Good Reason by Executive shall be communicated by notice to the other party hereto, as specified in Section 8 of this Agreement, which shall expressly indicate the specific termination provision in this Section 4 of the Agreement relied upon by the Executive and shall set forth the facts and circumstances claimed to provide a basis for resignation for Good Reason by Executive under the provision so indicated.

        5.    SEVERANCE BENEFITS.    The severance benefits to be provided to Executive by the Bank and/or Corporation, or a successor thereto, under this Agreement are as follows:

  (a)
  The Bank and/or the Corporation, or a successor thereto, shall pay to Executive full salary for a period of two (2) years in a lump sum payment.

  (b)
  In addition, the Executive shall be entitled during the Severance Benefit Period to remain a participant in any health, accident, disability, and/or life insurance plan of Corporation or Bank in which Executive was a participant on the date of termination provided such continued participation does not violate the provisions or conditions of such plan or policies or does not violate state or federal law, rule or regulation. If Executive's participation in such plan amounts to a violation of the plans or policies or of state or federal laws or regulations, the Corporation shall pay to Executive a monthly basis during the Severance Benefit Period those sums equal to premiums which the Corporation would have paid on behalf of Executive if he had been permitted to continue participating in the applicable health and accident, disability or life insurance plan. These payments shall be subject to withholding of such amounts as are required under applicable state, federal or local law.

        6.    SEVERANCE BENEFIT PERIOD.    The Severance Benefit Period shall commence upon the effective date of Executive's termination of employment, whether by discharge (for reasons other than Cause) or resignation (for Good Reason) and shall terminate upon the expiration of a period of two (2) years.

        7.    MITIGATION AND SET OFF.    Executive shall be required to mitigate the amount of any payment or benefit provided for in Section 5 above by seeking employment or otherwise in a substantially similar position and the Bank and Corporation, or a successor thereto, shall be entitled to SET OFF against the amount of any payment or benefit provided for in Section 5 above by any amounts earned by Executive in other employment during the Severance Benefit Period.

        8.    NOTICE.    For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Corporation or Bank:	SUN BANCORP, INC.
	Attn:	Robert J. McCormack President & CEO
2-16 South Market Street Selinsgrove, PA 17870

Or such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt thereof.

        9.    EXPIRATION OF THIS AGREEMENT.    This Agreement shall remain in effect for thirty-six (36) months and shall thereafter terminate. Provided, however, that should a Change of Control as defined in Section 2 herein occur during the thirty-six (36) month period, the provisions regarding the twelve (12) month window following a Change of Control described in Sections 1, 2, 3 and 4 shall survive until such time as the twelve (12) month period has passed. Should the Executive be receiving severance benefits pursuant to this Agreement a the end of the thirty-six (36) month period discussed herein, the provisions of the Agreement shall be extended until the Severance Benefit Period is concluded.

        10.    SUCCESSORS AND PARTIES IN INTEREST.

  (a)
  This Agreement shall be binding upon and shall inure to the benefit of the Bank and Corporation and their successors and assigns, including without limitation, any corporation which acquires, directly or indirectly, by purchase, merger, consolidation or otherwise, all or substantially all of the business or assets of the Bank and /or Corporation. Without limitation of the foregoing, the Bank and Corporation shall require any such successor, by agreement in form and substance satisfactory to Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that it is required to be performed by the Bank and Corporation. Failure to obtain such assumption and agreement shall serve as Good Reason for resignation by Executive under Section 4 of this Agreement.

  (b)
  This Agreement is binding upon and shall inure to the benefit of Executive, his heirs and personal representatives; provided, however, that the Executive may not commute, anticipate, encumber, dispose of or assign any payment herein except as specifically set forth in Section 12 herein.

        11.    RIGHTS UNDER OTHER PLANS.    This Agreement is not intended to reduce, restrict or eliminate any benefit to which Executive may otherwise be entitled at the time of his discharge or resignation under any employee benefit plan of the Bank and Corporation then in effect.

        12.    ATTORNEY'S FEES AND COSTS.    If any action at law or in equity is necessary to enforce the Executive's rights hereunder following a Change of control, the Executive shall be entitled to recover all such attorney's fees, costs and disbursements reasonably incurred by him in connection with any such suit brought by him.

        13.    PAYMENT OF MONEY DUE DECEASED EXECUTIVE.    Should Executive die while any amount would still be payable hereunder if Executive had continued to live, all such amounts shall be paid in accordance with the terms of this Agreement to the person designated by Executive in writing for this purpose, or, in the absence of any such designation, to his estate.

        14.    NO GUARANTEE OF EMPLOYMENT.    Nothing in this Agreement shall constitute or give rise to any guarantee or contract of employment of the Executive by the Bank or the Corporation, and shall not give the Executive any right to be employed by or retained in the employ of the Bank as the President—Guaranty Bank, SVP—SunBank, SVP—Sun Bancorp, Inc. or in any other position or capacity of the Bank or the Corporation.

        15.    LIMITATION OF DAMAGES FOR BREACH OF AGREEMENT.    In the event of a breach of this Agreement by the Bank and/or the Corporation, or a successor thereto, or the Executive, each hereby waives to the fullest extent permitted by law the right to assert any claim against the others for punitive or exemplary damages.

        16.    GOVERNING LAW, JURISDICTION AND VENUE.    This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

        17.    CAPTIONS.    The captions included herein are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

        18.    AMENDMENT AND TERMINATION.    This Agreement may be amended or canceled only by mutual agreement of the parties in writing. This Agreement may not be terminated except by mutual consent of the parties, as evidenced by a written instrument duly executed by the Bank, the Corporation and the Executive.

        19.    ENTIRE AGREEMENT.    This Agreement constitutes the entire agreement between the parties and supersedes any and all prior agreements, either oral or in writing, between the parties with respect to payments upon termination after a Change of Control.

        IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Agreement to be duly executed in their respective names and, in the case of the corporation and the Bank by their respective authorized representatives the day and year above mentioned.

ATTEST: Susan Houseknecht /s/ Susan Houseknecht	SUN BANCORP, INC. Robert J. McCormack /s/ Robert J. McCormack
ATTEST: Susan Houseknecht /s/ Susan Houseknecht	Sun Bank Robert J. McCormack /s/ Robert J. McCormack
WITNESS: Mary Hobbs /s/ Mary Hobbs	Maureen M. Bufalino /s/ Maureen M. Bufalino

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Exhibit 10.4